Exhibit 10.1

[EMPLOYEE NAME]

Dear [EMPLOYEE]:

As you are aware, State Auto Financial Corporation (the “Company”) intends to enter into a merger agreement with Liberty Mutual Holding Company, Inc. and certain other parties (the “Merger Agreement”), pursuant to which, among other things, the Company will be acquired by Liberty Mutual Holding Company, Inc. (the “Transaction”). The Company expects that you will have responsibilities that include assisting the Company with the Transaction.  Accordingly, in recognition of your contributions to the Company and in order to create a further incentive for you to remain employed by State Auto Property and Casualty Insurance Company (the “Employer”), the Company and the Employer are providing you with an opportunity to earn a stay bonus (the “Stay Bonus”).  This letter agreement sets forth the amount of the Stay Bonus and the terms and conditions upon which you will be eligible to receive it.

The amount of the Stay Bonus will be equal to $[__], less applicable taxes and withholdings.  You will be deemed to have earned the Stay Bonus if all the requirements set forth below are satisfied:

(i)
Either (A) you remain continuously employed by the Employer from the date of this letter agreement through the date of the closing of the Transaction, as determined by the Employer (the “Closing Date”) or (B) your employment terminates due to an Involuntary Termination (as defined below) prior to the Closing Date such that, as a result of such termination, you are no longer employed by the Employer or any of its affiliates;

(ii)
You execute, within the time provided by the Employer to do so (and do not exercise any applicable revocation rights), a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release the Company, the Employer, each of their respective affiliates, and each of the foregoing entities’ respective predecessors, successors, affiliates, shareholders, members, managers, partners, officers, directors, employees, representatives, agents and benefit plans (and fiduciaries of such plans) (collectively, the “Released Parties”) from any and all claims, including any and all causes of action arising out of your employment with the Employer and any other Released Party and, if applicable, the termination of such employment; and

(iii)	The Merger Agreement is executed by the parties thereto.

If earned, the Stay Bonus will be paid to you in a lump sum on the Closing Date.  For purposes of this letter agreement, any termination of your employment other than (A) due to your resignation without Good Reason or (B) by the Employer for Cause will be considered an “Involuntary Termination.”

For purposes of this letter agreement, “Good Reason” and “Cause” have the meanings used in the Executive Change of Control Agreement by and among you, the Company, the Employer, and State Automobile Mutual Insurance Company.

Neither you nor your beneficiaries will be permitted to anticipate, encumber or dispose of any right, title, interest or benefit hereunder in any manner or any time until the Stay Bonus has been paid to you.  Nothing in this letter agreement changes the “at-will” nature of your employment (meaning either you or the Employer may terminate your employment at any time and for any reason, or for no reason at all) or confers upon you the right to continue to be employed by the Employer or any of its affiliates for any particular period of time.  The Stay Bonus will not be taken into account to increase any benefits or compensation provided, or to continue coverage, under any other plan, program, policy or arrangement of the Employer or any of its affiliates, except as otherwise expressly provided in such other plan, program, policy or arrangement.

This letter agreement shall be construed and interpreted in accordance with the laws of the State of Ohio (without regard to the conflicts of laws principles thereof) and applicable federal law.  Further, this letter agreement may be executed in multiple counterparts and may be amended only by a written instrument executed by you, the Company, and the Employer.

Please review this letter agreement carefully and, if you agree with all the terms and conditions as specified above, please sign and date the letter agreement in the space below and return the signed letter agreement to [___________]. We look forward to your continued contributions to the Company and the Employer.

[Remainder of Page Intentionally Left Blank;
Signature Page Follows]

Sincerely,

STATE AUTO FINANCIAL CORPORATION

By:

Name:
Title:

Date:	July 12, 2021

STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY

By:

Name:
Title:

Date:	July 12, 2021

ACKNOWLEDGED AND AGREED:

[EMPLOYEE]

Date:	July 12, 2021